EXHIBIT 10.1

SUMMARY OF
SIMMONS FIRST NATIONAL CORPORATION
EXECUTIVE INCENTIVE PLAN

SUMMARY OF THE SIMMONS FIRST NATIONAL
CORPORATION EXECUTIVE INCENTIVE PLAN
January 25, 2010

The Company has implemented an Executive Incentive Plan ("EIP") which is a cash incentive plan for the executives of the Company and its subsidiaries.  The EIP has developed over the years as the needs of the Company have changed. This summary describes the elements of the plan applicable to executives of the Company, including the named executives.  Currently, the EIP payments are based upon two separate components, a performance component and a discretionary component. The performance component utilizes various performance criteria applicable to the Company and its subsidiaries to determine whether cash incentives will be paid, to whom such incentives will be paid and the amount of the incentive payments. The discretionary component is subject to determination by the Board and seeks to reward participants for extraordinary efforts which may not be reflected in the Company's short term financial results.

Required Minimum Performance.   In order for the EIP to be effective in a calendar year, the Company must satisfy certain required minimum performance levels.  The required minimum performance levels merely determine whether the plan will be effective in any calendar.  While the satisfaction of the required minimum performance levels by the Company is necessary for any benefits to be paid under the EIP, performance which merely satisfies these levels is not sufficient to result in the entitlement of any participant to receive a payment under the EIP.  The applicable required minimum performance levels require the Company to: (i) equal or exceed a pre-determined rate of return of tangible assets, (ii) maintain consolidated nonperforming assets below a pre-determined threshold; (iii) maintain a pre-determined overall regulatory examination rating; and (iv) maintain a pre-determined regulatory examination rating regarding asset quality.  In addition to the Company's required minimum performance levels, each participant to be eligible to participate in the EIP must receive an individual performance rating of at least 4 (based upon a scale of 1 to 6) on his or her employee evaluation.

Participant Incentive. Upon entry into the EIP, a specified percentage of the participant's base salary is assigned as the target incentive payment amount. A participant's entitlement to an incentive payment under the EIP consists of two separate components, a performance component constituting 75% of the target incentive payment and a discretionary component constituting 25% of the target incentive payment.  The performance component utilizes three factors: (i) core earnings per share growth, (ii) net income growth of the affiliate banks and (iii) asset quality and strategic initiatives. The asset quality and strategic initiatives factor is further divided into four sub-factors: loans more than 30 days past due, non-performing assets, classified loans and core deposit growth.  Each performance factor (and sub-factor) is weighted by assigning a pre-determined percentage, with the sum of such percentages equaling 75%.  Three performance levels are set for each factor and sub-factor: threshold, target and maximum.

Each performance factor and sub-factor is separately evaluated.  A participant's actual incentive payment is the sum of his entitlement for each factor and sub-factor, based upon the weighting and performance related to each such factor and sub-factor.  The satisfaction of a performance factor or sub-factors at the target level will entitle a participant to receive his or her weighted incentive payment attributable to such factor or sub-factor. Performance at the threshold level for a factor and sub-factors will entitle a participant to receive 50% of his or her weighted incentive payment attributable to such factor or sub-factor. Performance at the maximum level for a factor or sub-factor will entitle a participant to receive 200% of his or her weighted incentive payment attributable to such factor or sub-factor, except in the case of J. Thomas May in which the maximum incentive payment is 133% of the target incentive amount.  Performance below the threshold level for a factor or sub-factor will result in no incentive payment for a participant attributable to such factor or sub-factor. Performance at a level in excess of threshold and less than maximum will result in the proration of the participant's entitlement between minimum the threshold payment and the maximum payment attributable to such factor or sub-factor. However, unless the return on tangible assets of the Company and each of the subsidiary banks exceeds 1.00%, the components of EIP incentive payments related to the underperforming entity cannot exceed the Target incentive level for any component of the EIP related to the earnings of that entity.

The discretionary component of the EIP, consisting of up to 25% of the target incentive amount for a participant, was added in 2010.  The addition of the discretionary component was to allow the Board to recognize extraordinary performance by EIP participants which is not necessarily reflected in the performance component of the EIP.  The Board believes it is the Company's best interest to encourage participants to engage in activities and endeavors for the long term benefit of the Company which may not be reflected in the Company's short term financial results.  Such activities might include public equity offering of the Company, designing and implementing a right sizing initiative to adjust the number of branches being operated by the Company's subsidiary banks, evaluating and implementing revenue, expense and efficiency initiatives for the Company, utilization of additional capital through negotiated private and FDIC acquisitions and such other activities and endeavors as the Board may from time to time determine to be appropriate for consideration.

Payment.  After the close of the calendar year, the management reviews the performance of the Company under the specified performance factors and reports the results to the NCCGC.  The NCCGC then reviews the report and any proposed adjustments to the tentative EIP payment based upon the performance component. The NCCGC reviews the performance of the participants in light of the activities and endeavors deemed appropriate for consideration under the discretionary component of the EIP.  The NCCGC forwards its recommendation for the EIP payments to be made relating to the preceding year to the Board for its consideration.  The Board considers the NCCGC recommendation at the next Board meeting.  The EIP payments, as approved by the Board, are then made to the participants through the Company's payroll system on or about February 15.

Data Integrity.  If data used in the calculation of the EIP entitlements is determined to be in error, then each participant's EIP entitlements will be subject to a clawback provision.  In such event the EIP entitlements will be re-calculated using the correct data and any participant whose EIP entitlement was overstated due to the erroneous data is required to repay the excess EIP payment to the Company.